Exhibit 10.4

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (this “Amendment”), dated and effective as of January 9, 2015, is made by and between UNILIFE CORPORATION (“Unilife”), and JOHN RYAN (“Ryan”).

WHEREAS, Unilife and Ryan are parties to an employment agreement dated September 15, 2014 (the “Employment Agreement”);

WHEREAS, Section 14 of the Employment Agreement provides that Unilife and Ryan may amend the Employment Agreement by mutual agreement in writing; and

WHEREAS, Unilife and Ryan desire to amend the Employment Agreement as set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. The first paragraph of Section 6(a) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“(a). General Rule. In the event that (1) Unilife terminates this agreement and Ryan’s employment without Cause (as defined herein), including employment termination due to Unilife’s election not to renew this agreement where Ryan was willing and able to continue performing services under the terms of this agreement, or (2) Ryan terminates this agreement and Ryan’s employment for Good Reason (as defined herein), Unilife will pay Ryan the severance benefits provided in subparagraphs (i) through (iv) of this Section 6(a).”

2. The last paragraph of Section 6(a) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“In the event that Ryan terminates this agreement other than for Good Reason, including Ryan’s election not to renew the agreement, Ryan shall not receive any compensation or benefits from the time that he ceases to devote full time and attention to Unilife’s business, except such compensation as was earned prior to that date, including, but not limited to unused vacation and vested equity grants. In addition, Ryan agrees to provide Unilife with thirty (30) days advance written notice of his intent to terminate his employment other than for Good Reason, whether during the initial term or any renewal thereof. Upon termination of this agreement, the parties will be relieved of their duties and obligations, except that the rights and obligations of Unilife under this Section 6(a) shall remain in full force and effect until all appropriate payments have been made to Ryan, if applicable, and the rights and obligations of Ryan set forth in Sections 7 and 8 below shall remain in full force and effect and shall survive the expiration or termination of this agreement, regardless of the reason(s) for termination. Upon termination of this agreement, Ryan shall not have any further contact with any customers of Unilife on behalf of a competing entity until the expiration of the conditions of Section 8 of this agreement.”

3. The first paragraph of Section 6(b)(i) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“(i). Termination Pay. Notwithstanding paragraph (a) immediately above, in the event that (1) Unilife terminates this agreement and Ryan’s employment without Cause, including employment termination due to Unilife’s election not to renew this agreement where Ryan was willing and able to continue performing services under the terms of this agreement, or (2) Ryan terminates this agreement and Ryan’s employment for Good Reason, in either case coincident with or within twelve months after a Change in Control as defined in subparagraph (iii) immediately below, then Unilife, in lieu of and not in duplication of the severance compensation provided for in paragraph (a) immediately above, shall pay Ryan:”

4. A new Section 6(b)(iv) is hereby added to the Employment Agreement as follows:

“(iv) Definition of “Good Reason”. “Good Reason” means any one or more of the following:

(A) a material, adverse change in title, authority or duties (including the assignment of duties materially inconsistent with Ryan’s position);

(B) a reduction in Ryan’s base salary;

(C) a material breach of this agreement by Unilife; or

(D) the occurrence of the later of: (I) a termination of Alan D. Shortall’s service as Chairman of the Board of Directors of Unilife by Unilife for any reason or (II) a termination of Alan D. Shortall’s employment as the CEO of Unilife by Unilife for any reason, provided that both (I) and (II) must occur for Good Reason to arise.

However, none of the foregoing events or conditions will constitute Good Reason unless Ryan provides Unilife with written notice of the event or condition constituting Good Reason within 90 days following the occurrence thereof, Unilife does not reverse or otherwise cure the event or condition within 30 days of receiving such notice, and Ryan resigns his employment within 180 days following the expiration of the applicable cure period.”

5. Section 8(a) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“(a) In consideration for employment by Unilife and the benefits of this agreement, Ryan agrees to be bound by the covenant not to compete as set forth in Section 8 of this agreement below; provided however, this non-compete covenant will extend for a period of two (2) years post-employment, if Ryan resigns his employment with Unilife without Good Reason or if Unilife terminates Ryan’s employment for Cause, and provided further that this non-compete covenant will extend for a period of one (1) year post-employment if Ryan’s employment with Unilife is terminated by Unilife for any reason, other than Cause or if Ryan’s employment with Unilife is terminated by Ryan for Good Reason.”

6. Capitalized terms not defined herein shall have the meaning set forth in the Employment Agreement. All other provisions of the Employment Agreement not amended by this Amendment shall continue in full force and effect.

7. This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

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IN WITNESS WHEREOF, Unilife has caused this Amendment to be executed by its duly authorized officer, and Ryan has executed this Amendment, in each case on the date first set forth above.

UNILIFE CORPORATION

By:	/s/ Alan D. Shortall

Title:	Chairman and Chief Executive Officer

JOHN RYAN

/s/ John Ryan